ABLEAUCTIONS.COM, INC.

CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2004

ABLEAUCTIONS.COM, INC.

CONSOLIDATED BALANCE SHEET

(Unaudited)

	SEPTEMBER 30, 2004	DECEMBER 31, 2003

ASSETS
Current
Cash and cash equivalents	$ 266,947	$ 738,226
Short-term Investments	5,373,631	2,877,201
Accounts receivable-trade, net of allowance	1,627,768	467,195
Loan receivable	230,770	214,614
Inventory	956,071	411,966
Prepaid expenses	144,866	39,780
Current portion of notes receivable	15,806	78,416
	8,615,859	4,827,398

Note Receivable	79,044	65,347
Intangible Assets (Note 4)	120,833	-
Investment In And Advances To Joint Venture	-	131,316
Capital Assets, net	542,192	413,858

	$ 9,357,928	$ 5,437,919

LIABILITIES
Current
Accounts payable and accrued liabilities	$ 180,396	$ 182,170
Deferred revenue	14,156	55,098
	194,552	237,268

SHAREHOLDERS’ EQUITY (DEFICIENCY)

Capital Stock
Authorized:
September 30, 2004 – 100,000,000 common shares with a par value of $0.001
December 31, 2003 – 62,500,000 common shares with a par value of $0.001
Issued and outstanding common shares:
September 30, 2004 – 55,951,065
December 31, 2003 – 49,845,020	55,951	49,845
Additional paid-in capital	34,686,639	30,972,186

Deferred Option Plan Compensation	(21,273)	(46,161)
Deficit	(25,624,302)	(25,790,199)
Accumulated Other Comprehensive Income	66,361	14,980
	9,163,376	5,200,651

	$ 9,357,928	$ 5,437,919

ABLEAUCTIONS.COM, INC.

CONSOLIDATED STATEMENT OF OEPRATIONS

(Unaudited)

	3 MONTHS ENDED SEPTEMBER 30,		9 MONTHS ENDED SEPTEMEBR 30,
	2004	2003	2004	2003

Revenues
Sales	$ 1,293,070	$ 169,870	$ 3,764,107	$ 460,319
Commissions	40	231	5,136	13,619
	1,293,110	170,101	3,769,243	473,938
Cost of Revenues	992,655	51,236	2,793,286	150,278
Gross Profit	300,455	118,865	975,957	323,660
Expenses
Operating Expenses	299,249	85,925	915,096	280,117
Depreciation and amortization of capital assets	26,111	11,422	69,552	103,174
Interest on promissory note	-	-	-	8,177
	325,360	97,347	984,648	391,468
Income (Loss) Before Other Items	(24,905)	21,518	(8,691)	(67,808)

Other Items
Share of income in joint venture	-	6,837	5,670	33,524
Interest income	67,831	13,217	204,663	16,161
	67,831	20,054	210,333	49,685

Income (Loss) From Continuing Operations	42,926	41,572	201,642	(18,123)
Gain On Disposition Of Business Operations	13,553	-	13,553	95,552
Loss From Discontinued Operations	(45,096)	(670)	(49,298)	(25)

Income For The Period	$ 11,383	$ 40,902	$ 165,897	$ 77,404

Basic And Diluted Loss Per Share
Income (Loss) from continuing operations	$ 0.001	$ 0.001	$ 0.004	$ (0.001)
Income for the period	$ 0.000	$ 0.001	$ 0.003	$ 0.002

Weighted Average Number Of Shares Outstanding	55,797,804	40,766,682	55,282,280	33,428,929

ABLEAUCTIONS.COM, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

(Unaudited)

	9 MONTHS ENDED SEPTEMBER 30,
	2004	2003

Cash Flows From Operating Activities
Income (Loss) for the period from continuing operations	$ 201,642	$ (18,123)
Non-cash items included in net loss:
Depreciation and amortization	69,552	103,174
Interest on deferred compensation on notes	-	-
Stock based compensation	24,888	42,477
Joint Venture Share of Income	(5,670)	(33,524)
	290,412	94,004
Changes in operating working capital items:
(Increase) Decrease in accounts receivable	(1,206,341)	(60,266)
(Increase) Decrease in inventory	(552,054)	(145,969)
Increase (Decrease) in prepaid expenses	(105,086)	(16,477)
Increase (Decrease) in accounts payable and accrued liabilities	73,862	(219,924)
Decrease in deferred revenue	(40,942)	-
Net cash used in operating activities	(1,540,149)	(348,632)

Cash Flows From Investing Activities
Purchase of capital assets, net	(168,719)	(7,068)
Proceeds of disposition of subsidiary, net of cash divested	-	(45,658)
Purchase of short-term investments	(2,496,430)	(3,033,108)
Loan advance	(93,289)	-
Investment in intangible assets	(150,000)	-
Investment in joint venture	136,986	26,179
Note receivable	62,466	25,685
Net cash from (used in) Investing Activities	(2,708,986)	(3,033,970)

Cash Flows From Financing Activities
Repayment of related party, net	-	(184,487)
Issuance of share capital	3,000,000	-
Exercise of warrants	554,945	-
Exercise of options	352,144	3,642,170
Share issuance costs	(186,530)	-
	3,720,559	3,457,683

Change In Cash And Cash Equivalents For The Period	(528,576)	75,081
Net Cash Used In Discontinued Operations	1,958	(3,399)
Cash And Cash Equivalents, Beginning Of Period	738,226	169,307
Effect Of Exchange Rates On Cash	55,339	30,072

Cash And cash Equivalents, End Of Period	$ 266,947	$ 271,061

ABLEAUCTIONS.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2004

1.

BUSINESS AND BASIS OF ORGANIZATION

Ableauctions.com, Inc. (the 'Company') was organized on September 30, 1996, under the laws of the State of Florida, as J.B. Financial Services, Inc.  On July 19, 1999, an Article of Amendment was filed with the State of Florida for the change of the Company's name from J.B. Financial Services, Inc. to Ableauctions.com, Inc.

The Company's primary business activity is as a high-tech business-to-business and consumer auctioneer that conducts its auctions live and simultaneously broadcasts over the Internet.  The Company liquidates a broad range of computers, electronics, office equipment, furniture and industrial equipment that it acquires through bankruptcies, insolvencies and defaults.

The Company's operating subsidiaries at September 30, 2004 were:

Able Auctions (1991) Ltd., a Canadian-based auction business.

Ableauctions.com (Washington) Inc., a U.S.-based auction business.

652297 B.C. Ltd. (“ANO”), a Canadian-based hardware and network services business

Rapidfusion Technologies Inc., a Canadian-based Internet auction business.

Icollector.Com Technologies Ltd., a Canadian-based Internet auction facility.

Jarvis Industries Ltd., a Canadian-based auction house.

ICollector International, Ltd., a US-based Internet auction business

Unlimited Closeouts Inc., a US-based liquidation business.

Itrustee.Com Technologies Ltd., a Canadian-based liquidation business

Itrustee.Com International, Ltd. a US-based liquidation business.

Inet auctions Inc., a Canadian-based auction service business.

The unaudited consolidated financial statements of the Company at September 30, 2004 include the accounts of the Company and its wholly-owned subsidiaries, and reflect all adjustments (consisting only of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of the financial position and operating results for the interim period.  Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted in these interim statements under the rules and regulations of the Securities and Exchange Commission  (“SEC”).  Accounting policies used in fiscal 2004 are consistent with those used in fiscal 2003.  The results of operations for the nine-month period ended September 30, 2004 are not necessarily indicative of the results for the entire fiscal year ending December 31, 2004.  These interim financial statements should be read in conjunction with the financial statements for the fiscal year ended December 31, 2003 and the notes thereto included in the Company’s Form 10KSB filed with the SEC on March 30, 2004.  The consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States.

2.

LIQUIDITY AND FUTURE OPERATIONS

The company’s financial statements are prepared using the generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business.  However, the company has incurred significant losses since its inception.  In order to continue as a going concern, the company must generate profits and/or obtain additional financing.  It is management’s plan to seek additional capital through equity financing.

3.

DISPOSAL OF BUSINESS ASSETS

Effective September 1, 2004, the company abandoned the computer resale operations of 652297 B.C. Ltd., which operated as ANO Office Automation (ANO). The Company sold the exclusive right to the names of ANO and customer lists in consideration for payment of the greater of $594.50 per month or 3% of gross sales per month generated from clients in the ANO client database, to a maximum of $2,378 per month for a period of 2 years.  The minimum entitlement under the agreement of $14,268 has been recorded as Note Receivable.  The company reported a loss from discontinued operations of $49,298 in respect to the abandoned ANO business.

4.

DISPOSAL OF SUBSIDIARY

Effective January 1, 2003 the Company sold its 100% interest in Ehli’s Commercial/Industrial Auctions, Inc. (“Ehli’s”), for cash consideration of $154,000.  At March 31, 2003, this amount is included in accounts receivable.  Cash of $154,000 was received in April 2003.

The carrying value of assets and liabilities of Ehli’s at the date of sale was as follows:

Cash	$ 139,658
Other assets	170,208
Liabilities	(412,899)

$ (103,033)

5.

INTANGIBLE ASSETS

Intangible assets consists of payments made to three former principals of a company that was a direct competitor of Ableauctions.  In consideration of payments received, the former principals will cease any activities that directly compete with Ableauctions for a period of three years.

The intangible assets will be amortized on a straight-line basis over the life of the agreement

6.

INVESTMENT IN AND ADVANCES TO JOINT VENTURE

During the 2002 year, the Company entered into a joint venture with three of its directors to acquire certain inventory for resale.  This arrangement was entered into by the Company with its directors due to the lack of capital available to finance the transaction.  Effective March 31, 2003, the Company’s share of the joint venture increased from 27% to 54%.  The Company paid $91,025 to the joint venture for its initial investment, and an additional amount of $60,000 for the increased investment.  Effective April 1, 2004, the Company purchased the remaining 46% interest of the joint venture from the directors for a total amount of $151,209, such that the Company assumed direct ownership of joint venture assets.

7.  OPERATING EXPENSES

	3 MONTHS ENDED SEPTEMBER 30,		9 MONTHS ENDED SEPTEMEBR 30,
	2004	2003	2004	2003

Operating Expenses
Accounting and legal	$ 27,710	$ 15,014	$ 132,261	$ 47,303
Advertising and promotion	22,751	17,370	66,126	33,792
Automobile	1,639	2,106	4,028	3,505
Bad debts	-	-	20,000	3,433
Commission	68,676	4,518	205,400	7,076
Consulting	1,506	3,310	5,328	7,810
Insurance	3,610	3,826	10,544	44,971
Investor relations and shareholder information	9,886	3,880	17,726	17,631
Management fees	17,556	15,192	52,667	60,769
Office and administration	23,144	(15,728)	59,708	19,941
Rent and utilities	26,654	16,916	83,662	43,032
Repairs and maintenance	4,884	2,174	10,078	3,862
Salaries and benefits	60,712	44,755	162,656	106,052
Telephone	14,387	4,596	34,390	11,314
Travel	22,982	7,896	37,911	11,226
Website maintenance	(6,848)	-	12,611	-

Net operating expenses	299,249	125,825	915,096	421,717

Expense Recovery	-	(39,900)	-	(141,600)

Total operating expenses	$ 299,249	$ 85,925	$ 915,096	$ 280,117